Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Earnings for the Fourth Quarter 2022
and Full Year 2022 Results

•Net income of $9.6 million and diluted earnings per share of $0.91 for the three months ended December 31, 2022 compared to a net loss of $4.8 million and diluted loss per share of $0.47 for the three months ended September 30, 2022; net income of $22.0 million and diluted earnings per share of $2.06 for the year ended December 31, 2022 compared to net income of $32.9 million and diluted earnings per share of $2.96 for the year ended December 31, 2021;
•Excluding the impact from the third quarter provision for legal settlement ("legal settlement") and restructuring charge, net income and diluted earnings per share were $34.8 million(1) and $3.25(1), respectively, for the year ended December 31, 2022;
•Fourth quarter return on average assets of 1.33% and return on average equity of 17.28%;
•Net interest income increased to $27.5 million for the three months ended December 31, 2022 compared to $25.5 million for the three months ended September 30, 2022 reflecting net interest margin expansion over that period;
•Net interest margin, on a tax equivalent basis, increased to 4.14% in the fourth quarter of 2022 from 3.92% in the third quarter of 2022; net interest margin has increased as a result of loan growth and the rising interest rate environment;
•Fourth quarter commercial loan growth, excluding SBA PPP loans, was $56.6 million, or 14% annualized; full year commercial loan growth, excluding SBA PPP loans, was $299.9 million, or 21%; consumer loans increased by $9.9 million, or 9% annualized, during the fourth quarter of 2022 compared to the third quarter of 2022; full year consumer loan growth was $47.3 million, or 12%;
•Noninterest expenses decreased by $15.2 million to $21.2 million in the three months ended December 31, 2022 from $36.4 million in the three months ended September 30, 2022; excluding the impact of the restructuring charge and legal settlement, noninterest expenses were $21.2 million in the fourth quarter of 2022 compared to $20.3 million(1) during the third quarter of 2022;
•Provision for loan losses was $0.6 million in the fourth quarter of 2022 compared to $1.5 million in the third quarter of 2022;
•The Board of Directors increased the Company's quarterly cash dividend, declaring a cash dividend of $0.20 per common share, payable February 14, 2023, to shareholders of record as of February 7, 2023.

SHIPPENSBURG, PA (January 24, 2023) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months and year ended December 31, 2022. Net income totaled $9.6 million for the three months ended December 31, 2022, compared to a net loss of $4.8 million for the three months ended September 30, 2022 and net income of $6.7 million for the three months ended December 31, 2021. Diluted earnings per share totaled $0.91 for the three months ended December 31, 2022, compared to diluted loss per share of $0.47 for the three months ended September 30, 2022 and diluted earnings per share of $0.60 for the three months ended December 31, 2021. For the third quarter of 2022, excluding the impact from the restructuring charge and legal settlement, net income and diluted earnings per share were $7.9 million(1) and $0.751), respectively.
Net income totaled $22.0 million and $32.9 million for the years ended December 31, 2022 and 2021, respectively. Diluted earnings per share totaled $2.06 for the year ended December 31, 2022, compared to diluted earnings per share of $2.96 for the year ended December 31, 2021. Excluding the impact from the restructuring charge and legal settlement, net income and diluted earnings per share were $34.8 million(1) and $3.25(1) for the year ended December 31, 2022, respectively.
(1) Non-GAAP measures. See Appendix A for additional information.

“Despite a decline of approximately $10.7 million in SBA PPP income from 2021 to 2022, Orrstown recorded net income of $34.8 million in 2022, excluding the impact of restructuring and legal settlement charges in the third quarter, compared to $32.9 million in 2021. Our performance demonstrates the payoff from the foundation that we have built over the past several years. Orrstown’s strong earnings power and the impact of past investments were further illustrated by our fourth quarter 2022 performance as we recorded a return on average assets of 1.33% and a return on average equity of 17.3%. We expect that the strategic actions taken in the third quarter will enable us to continue on our growth trajectory into 2023. We anticipate that the expected efficiencies from these actions will begin to positively impact the Company’s performance in 2023 and that the benefits of the reinvestment of resources into our digital footprint will be seen over time,” commented Thomas R. Quinn, Jr., President and Chief Executive Officer.
“We experienced net interest margin expansion to 4.14% in the fourth quarter due to the continued strong growth in our loan portfolio as well as the impact of interest rate increases. However, we do expect some margin contraction going forward due to competitive pressures on deposit pricing and increased usage of borrowings to fund growth. We are confident in the ability of our commercial and retail teams to continue to grow our balance sheet in the challenging economic environment that is anticipated in 2023. We believe that our disciplined approach to growth positions us for continued success.”
DISCUSSION OF RESULTS
Balance Sheet
Loans
Excluding SBA PPP loans, total loans increased by $66.5 million from September 30, 2022 to December 31, 2022, or 13% annualized. SBA PPP loans, net of deferred fees and costs, declined by $3.2 million to $13.8 million at December 31, 2022 from $17.0 million at September 30, 2022 due to forgiveness activity. Net deferred SBA PPP fees of $0.3 million remain at December 31, 2022. Commercial loans, excluding SBA PPP loans, increased by $56.6 million, or 14% annualized, from September 30, 2022 to December 31, 2022. Loans held for investment, which includes SBA PPP loans, increased by $63.3 million from September 30, 2022 to December 31, 2022, or 12% annualized, due to continued strong sales efforts.
The first lien residential mortgage portfolio grew by $8.9 million, or 16% annualized, in the three months ended December 31, 2022 from jumbo and adjustable-rate mortgage production. Home equity lines of credit increased by $3.0 million, or 7% annualized, in the three months ended December 31, 2022.
Investment Securities
Investment securities increased by $14.3 million to $524.4 million at December 31, 2022 compared to $510.1 million at September 30, 2022. During the fourth quarter of 2022, the Bank sold municipal securities totaling $28.2 million, which were offset by purchases of higher yielding securities totaling $42.0 million. These purchases were also offset by normal paydown activity of $7.7 million. Due to changes in market interest rates, net unrealized losses on investment securities declined by $4.9 million. In addition, FHLB stock increased $4.2 million due to an increase in borrowings during the fourth quarter of 2022. See Appendix B for a summary of the Bank's investment securities at December 31, 2022, highlighting the concentrations, credit ratings and credit enhancement levels of the investment securities portfolio at such date.
Deposits
Deposits decreased by $29.6 million, or 5% annualized, totaling approximately $2.5 billion at both December 31, 2022 and September 30, 2022. In the fourth quarter of 2022, noninterest-bearing demand deposits and time deposits decreased by $60.1 million, or 42% annualized, and $2.9 million, or 5% annualized, respectively. These decreases were partially offset by increases in interest-bearing demand deposits by $14.2 million, or 6% annualized, and money market and savings deposits of $19.2 million, or 11% annualized. The decrease in deposits resulted primarily from clients utilizing their funds at a higher frequency and certificate of deposit runoff. The Bank's loan-to-deposit ratio was 87% at December 31, 2022.
During the fourth quarter of 2022, the Bank announced that it had entered into a Purchase and Assumption Agreement providing for the sale of its Path Valley branch and associated deposit liabilities. Deposits held for assumption of approximately $31.7 million are reported within total deposits at cost and are comprised of $24.3 million in interest-bearing deposits and $7.4 million in non-interest bearing deposits. The transaction is expected to close in the second quarter of 2023.

Borrowings
FHLB advances and other borrowings increased by $104.5 million to $106.1 million at December 31, 2022 compared to $1.6 million at September 30, 2022. As utilization of excess liquidity by individuals and businesses and competition for deposits have increased, the Bank's deposit balances declined slightly during the fourth quarter of 2022. The Bank opted to borrow funds to provide additional liquidity to meet the credit needs of its clients.
Income Statement
Net Interest Income and Margin
Net interest income increased by $2.0 million to $27.5 million for the three months ended December 31, 2022 compared to $25.5 million for the three months ended September 30, 2022. The net interest margin, on a tax equivalent basis, increased to 4.14% in the fourth quarter of 2022 from 3.92% in the third quarter of 2022. The increase in net interest margin was the result of growth in, and the impact of the rising interest rates on the loan and investment securities portfolios, partially offset by an increase in the cost of funds.
Interest income on loans increased by $3.8 million to $27.0 million for the three months ended December 31, 2022 compared to $23.2 million for the three months ended September 30, 2022. Loan growth and higher interest rates were the primary drivers of this increase. Interest income on loans for the three months ended December 31, 2022 included prepayment fee income of $0.4 million, an increase of $0.3 million, from $0.1 million for the three months ended September 30, 2022.
Interest income recognized on SBA PPP loans totaled $0.2 million in the three months ended December 31, 2022 compared to $0.5 million in the three months ended September 30, 2022.
Interest income on investment securities increased by $0.6 million to $4.9 million for the three months ended December 31, 2022 from $4.3 million for the third quarter of 2022. The increase reflects the impact of rising interest rates on investments for which resets occur at various frequencies and the additional yield generated from investments purchased during the third and fourth quarters of 2022.
Interest expense on interest-bearing liabilities increased by $2.6 million to $4.6 million for the three months ended December 31, 2022 compared to $2.0 million for the three months ended September 30, 2022 due to the increase in average interest-bearing deposits and borrowings and rising interest rates.
Provision for Loan Losses
The Company recorded a provision for loan losses of $0.6 million for the three months ended December 31, 2022 compared to $1.5 million for the three months ended September 30, 2022. Net charge-offs were $0.1 million for the three months ended December 31, 2022. The allowance for loan losses totaled $25.2 million at December 31, 2022, compared to $24.7 million at September 30, 2022. The allowance for loan losses to total loans remained relatively consistent at 1.17% at December 31, 2022 compared to 1.18% at September 30, 2022.
During the fourth quarter of 2022, the Bank downgraded one commercial construction loan with an outstanding balance of $15.4 million to substandard and placed it into non-accrual status. Although the loan is not past due, management determined that it was appropriate to place the loan on non-accrual status due to other relevant factors. At this time, management deems the value of underlying collateral sufficient to cover any potential losses on this loan. Management does not believe that this credit is indicative of overall stress in the loan portfolio. As a result of this downgrade, total nonaccrual loans to total loans increased to 0.96% at December 31, 2022 from 0.25% at September 30, 2022. Management believes the allowance for loan losses to be adequate based on current asset quality metrics and economic conditions.
Noninterest Income
Noninterest income totaled $6.2 million in the three months ended December 31, 2022 compared to $6.1 million in the three months ended September 30, 2022.
Mortgage banking income increased by $1.2 million from a loss of $1.0 million in the third quarter of 2022 to income of $0.2 million in the fourth quarter of 2022. Market conditions negatively impacted mortgage production in the second half of the year, initially resulting from low housing inventory. In the fourth quarter of 2022, while inventory improved, higher interest rates drove a further drop in mortgage demand, which caused additional declines in in the residential mortgage loan pipeline and secondary market sales during the three months ended December 31, 2022. Mortgage loans sold totaled $8.6 million in the fourth quarter of 2022 compared to $12.7 million in the third quarter of 2022 and $43.7 million in the fourth quarter of 2021. The Company experienced marginal improvement in the fair value of held-for-sale loans during the fourth quarter of 2022 as compared to a loss of $1.4 million from a fair value reduction in the third quarter of 2022.
Swap fee income increased by $0.5 million to $0.7 million for the three months ended December 31, 2022 compared to $0.2 million for the three months ended September 30, 2022. Swap fee income fluctuates based on market conditions and client demand.
Wealth management income decreased by $0.5 million to $2.5 million during the fourth quarter of 2022 from $3.0 million during the third quarter of 2022 due to unfavorable conditions in the stock and bond markets.
Other income decreased by $1.0 million to $0.7 million for the three months ended December 31, 2022 from $1.7 million during the three months ended September 30, 2022. The third quarter of 2022 included income from distributions on investments in non-housing limited partnerships totaling $1.0 million.
Noninterest Expenses
Noninterest expenses decreased by $15.2 million to $21.2 million in the three months ended December 31, 2022 from $36.4 million in the three months ended September 30, 2022. During the third quarter of 2022, the Company recorded a restructuring charge of $3.2 million and a provision for legal settlement of $13.0 million. Excluding the impact from the restructuring charge and legal settlement, noninterest expenses increased by $0.9 million to $21.2 million in the fourth quarter of 2022 from $20.3 million(1) during the third quarter of 2022.
Advertising and bank promotions expense increased by $0.5 million to $0.8 million in the three months ended December 31, 2022 from $0.3 million for the three months ended September 30, 2022 due to $0.4 million in contributions to tax credit programs during the fourth quarter of 2022. Taxes other than income decreased by $0.3 million to $0.2 million in the three months ended December 31, 2022 compared to $0.5 million in the three months ended September 30, 2022. This decrease reflects the tax credits recognized on these contributions during the fourth quarter of 2022.
Other operating expenses increased $0.8 million to $2.6 million during the fourth quarter of 2022 compared to $1.8 million during the third quarter of 2022. This increase was primarily caused by an increase in mark-to-market losses on derivatives of $0.4 million and customer fraud losses of $0.2 million. The remaining fluctuation of approximately $0.2 million is attributable to normal business operations.
Salaries and benefits expense was $12.7 million for both the three months ended December 31, 2022 and September 30, 2022, which remained elevated in the latter part of 2022 due to incentive compensation increases, the filling of several vacancies, and higher healthcare costs.
Income Taxes
The Company's effective tax rate for the fourth quarter of 2022 was 19.0% compared to 24.6% for the third quarter of 2022. The net loss incurred during the third quarter of 2022, due to the restructuring charge and legal settlement, resulted in an income tax benefit. The Company's effective tax rate for the three months ended December 31, 2022 is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. The effective tax rate for the year ended December 31, 2022 is 17.2% compared to 19.6% for the year ended December 31, 2021. The decrease in the effective tax rate was primarily due to a decrease in taxable income resulting from the restructuring charge and legal settlement, an increase in tax-exempt interest income on loans and investment securities due to the rising interest rates, and additional tax credits.
Capital
Shareholders’ equity totaled $228.9 million at December 31, 2022, an increase of $11.5 million from $217.4 million at September 30, 2022. The increase was primarily attributable to net income of $9.6 million and other comprehensive income of $3.6 million, partially offset by dividends paid of $2.0 million for the three months ended December 31, 2022. Other comprehensive income increased primarily due to a decline of $3.9 million in net unrealized losses on investment securities. Tangible book value per share(1) increased from $18.34 per share at September 30, 2022 to $19.47 per share at December 31, 2022 primarily as a result of the increase in shareholders' equity.

(1) Non-GAAP measure. See Appendix A for additional information.

The Company's tangible common equity ratio increased to 7.1% at December 31, 2022 from 6.9% at September 30, 2022 primarily due to an increase in tangible equity from net income and the decrease in unrealized losses on available-for-sale securities. The Company's total risk-based capital ratio was 12.7% at both December 31, 2022 and September 30, 2022. An increase in risk-based capital from net income was offset by an increase in risk weighted assets primarily caused by loan growth. The Company's Tier 1 leverage ratio increased to 8.5% at December 31, 2022 from 8.4% at September 30, 2022 primarily due to net income partially offset by the increase in average assets caused by loan growth. At December 31, 2022, all four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines.
The Board of Directors approved an increase to the quarterly dividend to $0.20 per share, payable on February 14, 2023, to shareholders of record as of February 7, 2023. The dividend payout ratio totaled 21% for the three months ended December 31, 2022. At this time, the Company continues to believe that capital is adequate to support the risks inherent in the balance sheet, as well as growth requirements.

Investor Relations Contact:
Neelesh Kalani
Executive Vice President, Chief Financial Officer
Phone (717) 510-7097

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2022	2021	2022	2021

Profitability for the period:
Net interest income	$27,484	$22,598	$99,630	$86,974
Provision for loan losses	585	1,100	4,160	1,090
Noninterest income	6,226	7,293	26,952	29,152
Noninterest expenses	21,236	20,290	95,806	74,141
Income before income tax expense	11,889	8,501	26,616	40,895
Income tax expense	2,263	1,795	4,579	8,014
Net income available to common shareholders	$9,626	$6,706	$22,037	$32,881

Financial ratios:
Return on average assets (1)	1.33%	0.93%	0.77%	1.14%
Return on average assets, adjusted (1) (2) (3)	1.33%	0.93%	1.22%	1.14%
Return on average equity (1)	17.28%	9.93%	9.02%	12.54%
Return on average equity, adjusted (1) (2) (3)	17.28%	9.93%	14.25%	12.54%
Net interest margin (1)	4.14%	3.35%	3.81%	3.25%
Efficiency ratio	63.0%	67.9%	75.7%	63.8%
Efficiency ratio, adjusted (2) (3)	63.0%	67.9%	62.9%	63.8%
Income per common share:
Basic	$0.93	$0.61	$2.09	$3.00
Basic, adjusted (2) (3)	$0.93	$0.61	$3.30	$3.00
Diluted	$0.91	$0.60	$2.06	$2.96
Diluted, adjusted (2) (3)	$0.91	$0.60	$3.25	$2.96

Average equity to average assets	7.68%	9.34%	8.59%	9.06%

(1) Annualized.
(2) Ratio has been adjusted for the restructuring charge and provision for legal settlement for the twelve months ended December 31, 2022.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2022	2021
At period-end:
Total assets	$2,922,408	$2,834,565
Total deposits	2,476,246	2,464,929
Loans, net of allowance for loan losses	2,126,054	1,958,806
Loans held-for-sale, at fair value	10,880	8,868
Securities available for sale	513,728	472,438
Borrowings	123,390	25,197
Subordinated notes	32,026	31,963
Shareholders' equity	228,896	271,656

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	1.17%	1.07%
Total nonaccrual loans to total loans	0.96%	0.33%
Nonperforming assets to total assets	0.70%	0.23%
Allowance for loan losses to nonaccrual loans	122%	328%
Total risk-based capital:
Orrstown Financial Services, Inc.	12.7%	15.0%
Orrstown Bank	12.3%	14.0%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	10.3%	12.2%
Orrstown Bank	11.2%	12.9%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	10.3%	12.2%
Orrstown Bank	11.2%	12.9%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.5%	8.5%
Orrstown Bank	9.2%	8.9%

Book value per common share	$21.45	$24.29

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	December 31, 2022	December 31, 2021
Assets
Cash and due from banks	$28,477	$21,217
Interest-bearing deposits with banks	32,346	187,493
Cash and cash equivalents	60,823	208,710
Restricted investments in bank stocks	10,642	7,252
Securities available for sale (amortized cost of $563,278 and $466,806 at December 31, 2022 and December 31, 2021, respectively)	513,728	472,438
Loans held for sale, at fair value	10,880	8,868
Loans	2,151,232	1,979,986
Less: Allowance for loan losses	(25,178)	(21,180)
Net loans	2,126,054	1,958,806
Premises and equipment, net	29,328	34,045
Cash surrender value of life insurance	71,760	70,217
Goodwill	18,724	18,724
Other intangible assets, net	3,078	4,183
Accrued interest receivable	11,027	8,234
Deferred tax assets, net	24,031	11,648
Other assets	42,333	31,440
Total assets	$2,922,408	$2,834,565
Liabilities
Deposits:
Noninterest-bearing	$501,963	$553,238
Interest-bearing	1,974,283	1,911,691
Total deposits	2,476,246	2,464,929
Securities sold under agreements to repurchase	17,251	23,301
FHLB advances and other	106,139	1,896
Subordinated notes	32,026	31,963
Accrued interest and other liabilities	61,850	40,820
Total liabilities	2,693,512	2,562,909
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,229,242 shares issued and 10,671,413 outstanding at December 31, 2022; 11,258,167 shares issued and 11,183,050 outstanding at December 31, 2021	584	586
Additional paid—in capital	189,264	189,689
Retained earnings	92,473	78,700
Accumulated other comprehensive (loss) income	(39,913)	4,449
Treasury stock— 557,829 and 75,117 shares, at cost at December 31, 2022 and December 31, 2021, respectively	(13,512)	(1,768)
Total shareholders’ equity	228,896	271,656
Total liabilities and shareholders’ equity	$2,922,408	$2,834,565

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2022	2021	2022	2021
Interest income
Loans	$26,980	$21,503	$93,528	$84,227
Investment securities - taxable	3,775	1,615	10,237	6,622
Investment securities - tax-exempt	1,102	703	4,115	2,493
Short-term investments	238	98	774	353
Total interest income	32,095	23,919	108,654	93,695
Interest expense
Deposits	3,579	789	6,337	4,199
Securities sold under agreements to repurchase	20	7	44	31
FHLB advances and other	509	23	630	482
Subordinated notes	503	502	2,013	2,009
Total interest expense	4,611	1,321	9,024	6,721
Net interest income	27,484	22,598	99,630	86,974
Provision for loan losses	585	1,100	4,160	1,090
Net interest income after provision for loan losses	26,899	21,498	95,470	85,884
Noninterest income
Service charges	1,131	935	4,614	3,693
Interchange income	996	1,080	4,055	4,129
Swap fee income	697	158	2,632	293
Wealth management income	2,535	2,897	11,251	11,467
Mortgage banking activities	202	1,225	407	5,909
Investment securities gains (losses)	3	3	(160)	638
Other income	662	995	4,153	3,023
Total noninterest income	6,226	7,293	26,952	29,152
Noninterest expenses
Salaries and employee benefits	12,650	12,095	48,004	44,002
Occupancy, furniture and equipment	2,442	2,554	9,812	9,846
Data processing	1,150	1,020	4,560	4,061
Advertising and bank promotions	750	744	2,264	2,178
FDIC insurance	316	246	1,083	816
Professional services	837	693	3,254	2,555
Taxes other than income	231	392	1,391	1,321
Intangible asset amortization	260	303	1,105	1,275
Provision for legal settlement	—	—	13,000	—
Restructuring expenses	—	—	3,155	—
Other operating expenses	2,600	2,243	8,178	8,087
Total noninterest expenses	21,236	20,290	95,806	74,141
Income before income tax expense	11,889	8,501	26,616	40,895
Income tax expense	2,263	1,795	4,579	8,014
Net income	$9,626	$6,706	$22,037	$32,881

Share information:
Basic earnings per share	$0.93	$0.61	$2.09	$3.00
Diluted earnings per share	$0.91	$0.60	$2.06	$2.96
Weighted average shares - basic	10,382	10,939	10,553	10,967
Weighted average shares - diluted	10,550	11,113	10,706	11,106

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	12/31/2022			9/30/2022			6/30/2022			3/31/2022			12/31/2021
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$28,419	$238	3.31%	$38,068	$200	2.08%	$131,449	$235	0.72%	$199,788	$101	0.20%	$250,336	$98	0.16%
Investment securities (1)	512,779	5,170	4.03	528,988	4,377	3.31	523,940	3,388	2.59	472,195	2,512	2.13	477,217	2,506	2.08
Loans (1)(2)(3)	2,133,052	27,061	5.04	2,051,707	23,219	4.49	2,008,283	22,090	4.41	1,974,804	21,429	4.39	1,975,014	21,559	4.33
Total interest-earning assets	2,674,250	32,469	4.83	2,618,763	27,796	4.22	2,663,672	25,713	3.87	2,646,787	24,042	3.67	2,702,567	24,163	3.55
Other assets	202,384			196,277			192,561			184,300			187,622
Total	$2,876,634			$2,815,040			$2,856,233			$2,831,087			$2,890,189
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,459,109	2,838	0.77	$1,379,082	912	0.26	$1,420,051	301	0.09	$1,398,182	256	0.07	$1,430,845	273	0.08
Savings deposits	228,521	132	0.23	237,462	90	0.15	236,916	63	0.11	227,676	57	0.10	215,957	55	0.10
Time deposits	254,637	609	0.95	265,015	370	0.55	275,408	337	0.49	298,618	372	0.51	313,148	461	0.58
Total interest-bearing deposits	1,942,267	3,579	0.73	1,881,559	1,372	0.29	1,932,375	701	0.15	1,924,476	685	0.14	1,959,950	789	0.16
Securities sold under agreements to repurchase	18,211	20	0.46	23,480	10	0.18	24,045	7	0.11	23,530	7	0.12	24,069	7	0.12
FHLB advances and other	48,276	509	4.21	10,394	78	3.02	1,741	21	4.74	1,850	22	4.74	1,956	23	4.70
Subordinated notes	32,016	503	6.29	32,000	504	6.29	31,985	503	6.29	31,969	503	6.29	31,954	503	6.29
Total interest-bearing liabilities	2,040,770	4,611	0.90	1,947,433	1,964	0.40	1,990,146	1,232	0.25	1,981,825	1,217	0.25	2,017,929	1,322	0.26
Noninterest-bearing demand deposits	540,275			575,777			572,171			540,139			559,882
Other	74,602			49,964			47,190			40,919			42,380
Total Liabilities	2,655,647			2,573,174			2,609,507			2,562,883			2,620,191
Shareholders' Equity	220,987			241,866			246,726			268,204			269,998
Total	$2,876,634			$2,815,040			$2,856,233			$2,831,087			$2,890,189
Taxable-equivalent net interest income / net interest spread		27,858	3.93%		25,832	3.82%		24,481	3.62%		22,825	3.42%		22,841	3.29%
Taxable-equivalent net interest margin			4.14%			3.92%			3.68%			3.49%			3.35%
Taxable-equivalent adjustment		(374)			(377)			(363)			(252)			(243)
Net interest income		$27,484			$25,455			$24,118			$22,573			$22,598
Ratio of average interest-earning assets to average interest-bearing liabilities			131%			134%			134%			134%			134%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Twelve Months Ended
	December 31, 2022			December 31, 2021
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$98,793	$774	0.78%	$258,834	$353	0.14%
Investment securities (1)	509,640	15,446	3.03	462,035	9,779	2.12
Loans (1)(2)(3)	2,042,422	93,799	4.59	1,985,350	84,453	4.25
Total interest-earning assets	2,650,855	110,019	4.15	2,706,219	94,585	3.50
Other assets	193,945			188,596
Total	$2,844,800			$2,894,815
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,414,177	4,308	0.30	$1,392,996	1,287	0.09
Savings deposits	232,660	341	0.15	202,371	203	0.10
Time deposits	273,276	1,688	0.62	360,264	2,709	0.75
Total interest-bearing deposits	1,920,113	6,337	0.33	1,955,631	4,199	0.21
Securities sold under agreements to repurchase	22,305	44	0.20	22,888	32	0.14
FHLB advances and other	15,678	630	4.01	40,589	482	1.19
Subordinated notes	31,993	2,013	6.29	31,931	2,009	6.29
Total interest-bearing liabilities	1,990,089	9,024	0.45	2,051,039	6,722	0.33
Noninterest-bearing demand deposits	557,142			542,952
Other	53,288			38,665
Total Liabilities	2,600,519			2,632,656
Shareholders' equity	244,281			262,159
Total	$2,844,800			$2,894,815
Taxable-equivalent net interest income / net interest spread		100,995	3.70%		87,863	3.17%
Taxable-equivalent net interest margin			3.81%			3.25%
Taxable-equivalent adjustment		(1,365)			(889)
Net interest income		$99,630			$86,974
Ratio of average interest-earning assets to average interest-bearing liabilities			133%			132%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Profitability for the quarter:
Net interest income	$27,484	$25,455	$24,118	$22,573	$22,598
Provision for loan losses	585	1,500	1,775	300	1,100
Noninterest income	6,226	6,058	7,194	7,474	7,293
Noninterest expenses	21,236	36,412	18,794	19,364	20,290
Income (loss) before income taxes	11,889	(6,399)	10,743	10,383	8,501
Income tax expense (benefit)	2,263	(1,571)	1,872	2,015	1,795
Net income (loss)	$9,626	$(4,828)	$8,871	$8,368	$6,706

Financial ratios:
Return on average assets (1)	1.33%	(0.68)%	1.25%	1.20%	0.93%
Return on average equity (1)	17.28%	(7.92)%	14.42%	12.65%	9.93%
Net interest margin (1)	4.14%	3.92%	3.68%	3.49%	3.35%
Efficiency ratio	63.0%	115.5%	60.0%	64.4%	67.9%

Per share information:
Income (loss) per common share:
Basic	$0.93	$(0.47)	$0.84	$0.77	$0.61
Diluted	0.91	(0.47)	0.83	0.76	0.60
Book value	21.45	20.34	22.25	23.00	24.29
Tangible book value (2)	19.47	18.34	20.23	21.03	22.32
Cash dividends paid	0.19	0.19	0.19	0.19	0.19

Average basic shares	10,382	10,369	10,610	10,860	10,939
Average diluted shares	10,550	10,529	10,744	11,007	11,113
(1) Annualized.
(2) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Noninterest income:
Service charges	$1,131	$1,216	$1,194	$1,073	$935
Interchange income	996	1,014	1,064	981	1,080
Swap fee income	697	197	785	953	158
Wealth management income	2,535	2,953	2,894	2,869	2,897
Mortgage banking activities	202	(1,014)	498	721	1,225
Other income	662	1,706	762	1,023	995
Investment securities gains (losses)	3	(14)	(3)	(146)	3
Total noninterest income	$6,226	$6,058	$7,194	$7,474	$7,293

Noninterest expenses:
Salaries and employee benefits	$12,650	$12,705	$11,312	$11,337	$12,095
Occupancy, furniture and equipment	2,442	2,380	2,423	2,567	2,554
Data processing	1,150	1,192	1,165	1,053	1,020
Advertising and bank promotions	750	278	881	355	744
FDIC insurance	316	294	190	283	246
Professional services	837	887	722	808	693
Taxes other than income	231	488	108	564	392
Intangible asset amortization	260	272	281	292	303
Provision for legal settlement	—	13,000	—	—	—
Restructuring expenses	—	3,155	—	—	—
Other operating expenses	2,600	1,761	1,712	2,105	2,243
Total noninterest expenses	$21,236	$36,412	$18,794	$19,364	$20,290

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Balance Sheet at quarter end:
Cash and cash equivalents	$60,823	$66,927	$111,906	$214,238	$208,710
Restricted investments in bank stocks	10,642	6,469	6,500	6,791	7,252
Securities available for sale	513,728	503,596	512,698	529,730	472,438
Loans held for sale, at fair value	10,880	10,175	7,824	7,403	8,868
Loans:
Commercial real estate:
Owner occupied	315,770	313,125	287,825	256,526	238,668
Non-owner occupied	608,043	573,605	559,309	558,999	551,783
Multi-family	138,832	114,561	116,110	93,158	93,255
Non-owner occupied residential	104,604	105,267	109,141	102,269	106,112
Commercial and industrial (1)	357,774	378,574	379,729	443,170	485,728
Acquisition and development:
1-4 family residential construction	25,068	20,810	22,650	15,115	12,279
Commercial and land development	158,308	148,512	134,947	105,204	93,925
Municipal	12,173	12,683	12,957	14,626	14,989
Total commercial loans	1,720,572	1,667,137	1,622,668	1,589,067	1,596,739
Residential mortgage:
First lien	229,849	220,970	202,787	203,231	198,831
Home equity – term	5,505	5,869	5,996	5,820	6,081
Home equity – lines of credit	183,241	180,267	171,269	164,818	160,705
Installment and other loans	12,065	13,684	14,909	15,371	17,630
Total loans	2,151,232	2,087,927	2,017,629	1,978,307	1,979,986
Allowance for loan losses	(25,178)	(24,709)	(23,279)	(21,508)	(21,180)
Net loans held-for-investment	2,126,054	2,063,218	1,994,350	1,956,799	1,958,806
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	3,078	3,338	3,610	3,891	4,183
Total assets	2,922,408	2,852,092	2,824,201	2,900,537	2,834,565
Total deposits (2)	2,476,246	2,505,853	2,478,616	2,545,992	2,464,929
Borrowings	123,390	22,632	25,965	26,412	25,197
Subordinated notes	32,026	32,010	31,994	31,978	31,963
Total shareholders' equity	228,896	217,378	237,527	254,804	271,656

(1) This balance includes $13.8 million, $17.0 million, $30.2 million, $122.5 million and $189.9 million of SBA PPP loans, net of deferred fees and costs, at December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.
(2) This balance includes deposits held for assumption in connection with the sale of a bank branch of approximately $31.7 million, which is comprised of $24.3 million in interest-bearing deposits and $7.4 million in non-interest bearing deposits at December 31, 2022.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	12.7%	12.7%	13.5%	14.3%	15.0%
Orrstown Bank	12.3%	12.9%	13.3%	13.8%	14.0%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	10.3%	10.2%	10.9%	11.7%	12.2%
Orrstown Bank	11.2%	11.8%	12.2%	12.7%	12.9%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	10.3%	10.2%	10.9%	11.7%	12.2%
Orrstown Bank	11.2%	11.8%	12.2%	12.7%	12.9%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.5%	8.4%	8.5%	8.8%	8.5%
Orrstown Bank	9.2%	9.6%	9.5%	9.5%	8.9%

Average equity to average assets	7.68%	8.59%	8.64%	9.47%	9.34%
Allowance for loan losses to total loans	1.17%	1.18%	1.15%	1.09%	1.07%
Total nonaccrual loans to total loans	0.96%	0.25%	0.27%	0.28%	0.33%
Nonperforming assets to total assets	0.70%	0.19%	0.19%	0.19%	0.23%
Allowance for loan losses to nonaccrual loans	122%	466%	432%	390%	328%

Other information:
Net charge-offs (recoveries)	$116	$70	$4	$(28)	$(115)
Classified loans	36,325	19,576	19,682	23,421	23,050
Nonperforming and other risk assets:
Nonaccrual loans	20,583	5,303	5,387	5,510	6,449
Other real estate owned	—	—	—	—	—
Total nonperforming assets	20,583	5,303	5,387	5,510	6,449
Restructured loans still accruing	682	689	568	575	804
Loans past due 90 days or more and still accruing (2)	439	232	322	238	1,201
Total nonperforming and other risk assets	$21,704	$6,224	$6,277	$6,323	$8,454
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $0.4 million, $0.2 million, $0.3 million, $0.2 million and $0.3 million of purchased credit impaired loans at December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021, respectively. As of December 31, 2021, there was one loan for $0.9 million, which was in the process of collection and guaranteed by the SBA, and was subsequently collected during the first quarter of 2022.

Appendix A- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets, which totaled $21.8 million and $22.9 million at December 31, 2022 and December 31, 2021, respectively. Additionally, the Company incurred $3.2 million and $13.0 million in restructuring charges and a provision for legal settlement, respectively, during the three months ended September 30, 2022 and year ended December 31, 2022.
Management believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results from non-recurring charges.
Tangible book value per common share and the impact of the restructuring charge and legal settlement on net income and associated ratios, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following tables present the computation of each non-GAAP based measure:
(dollars and shares in thousands)

Tangible Book Value per Common Share	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Shareholders' equity (most directly comparable GAAP based measure)	$228,896	$217,378	$237,527	$254,804	$271,656
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	3,078	3,338	3,610	3,891	4,183
Related tax effect	(646)	(701)	(758)	(817)	(878)
Tangible common equity (non-GAAP)	$207,740	$196,017	$215,951	$233,006	$249,627

Common shares outstanding	10,671	10,686	10,676	11,079	11,183

Book value per share (most directly comparable GAAP based measure)	$21.45	$20.34	$22.25	$23.00	$24.29
Intangible assets per share	1.98	2.00	2.02	1.97	1.97
Tangible book value per share (non-GAAP)	$19.47	$18.34	$20.23	$21.03	$22.32

(dollars and shares in thousands)
Adjusted Ratios for Restructuring Charges and Provision for Legal Settlement	September 30, 2022	December 31, 2022
	Three Months Ended	Twelve Months Ended
Net (loss) income (A) - most directly comparable GAAP based measure	$(4,828)	$22,037
Plus: Restructuring expenses (B)	3,155	3,155
Plus: Provision for legal settlement (B)	13,000	13,000
Less: Related tax effect (C)	(3,393)	(3,393)
Adjusted net income (D=A+B-C) - Non-GAAP	$7,934	$34,799

Average assets (E)	$2,815,040	$2,844,800
Return on average assets (1) (= A / E) - most directly comparable GAAP based measure	(0.68)%	0.77%
Return on average assets, adjusted (1) (= D / E) - Non-GAAP	1.12%	1.22%

Average equity (F)	$241,866	$244,281
Return on average equity (1) (= A / F) - most directly comparable GAAP based measure	(7.92)%	9.02%
Return on average equity, adjusted (1) (= D / F) - Non-GAAP	13.02%	14.25%

Weighted average shares - basic (G) - most directly comparable GAAP based measure	10,369	10,553
Basic (loss) earnings per share (= A / G) - most directly comparable GAAP based measure	$(0.47)	$2.09
Basic earnings per share, adjusted (= D / G) - Non-GAAP	$0.77	$3.30

Weighted average shares - diluted (H) - most directly comparable GAAP based measure	10,369	10,706
Diluted (loss) earnings per share (= A / H) - most directly comparable GAAP based measure	$(0.47)	$2.06
Diluted earnings per share, adjusted (= D / H) - Non-GAAP	$0.75	$3.25

Noninterest expense (I) - most directly comparable GAAP based measure	$36,412	$95,806
Less: Restructuring expenses (B)	(3,155)	(3,155)
Less: Provision for legal expenses (B)	(13,000)	(13,000)
Adjusted noninterest expense (J = I - B) - Non-GAAP	$20,257	$79,651

Net interest income (K)	$25,455	$99,630
Noninterest income (L)	6,058	26,952
Total operating income (M = K + L)	$31,513	$126,582

Efficiency ratio (= I / M) - most directly comparable GAAP based measure	115.5%	75.7%
Efficiency ratio, adjusted (= J / M) - Non-GAAP	64.3%	62.9%
(1) Annualized

Appendix B- Investment Portfolio Concentrations
The following table summarizes the credit ratings and collateral associated with the Company's investment security portfolio, excluding equity securities, at December 31, 2022:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral / Guarantee Type
Unsecured ABS	1%	$4,899	$4,319	30%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	1	6,900	6,658	26	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	20	114,685	110,723	8	89	11	—	—	—	Federal Family Education Loan (1)
PACE Loan ABS	—	2,685	2,467	6	100	—	—	—	—	PACE Loans (4)
Non-Agency CMBS	4	21,226	21,267	18	—	—	—	—	100
Non-Agency RMBS	3	16,948	14,926	14	100	—	—	—	—	Reverse Mortgages (2)
Municipal - General Obligation	19	105,055	92,961		4	90	6	—	—
Municipal - Revenue	21	120,770	104,453		—	82	12	—	6
SBA ReRemic (5)	1	5,532	5,371		—	100	—	—	—	SBA Guarantee (3)
Small Business Administration	1	4,907	5,135		—	100	—	—	—	SBA Guarantee (3)
Agency MBS	25	139,224	127,780		—	100	—	—	—	Residential Mortgages (3)
U.S. Treasury securities	4	20,070	17,291		—	100	—	—	—	U.S. Government Guarantee (3)
Bank CDs	—	249	249		—	—	—	—	100	FDIC Insured CD
	100%	$563,150	$513,600		23%	67%	3%	—%	7%

(1) 97% guaranteed by U.S. government
(2) Non-agency reverse mortgages with current structural credit enhancements
(3) Guaranteed by U.S. government or U.S. government agencies
(4) PACE acronym represents Property Assessed Clean Energy loans
(5) SBA ReRemic acronym represents Re-Securitization of Real Estate Mortgage Investment Conduits

Note: Ratings in table are the lowest of the six rating agencies (Standard & Poor's, Moody's, Fitch, Morningstar, DBRS and Kroll Bond Rating Agency). Standard & Poor's rates U.S. government obligations at AA+

About the Company
With $2.9 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Forward-looking statements are statements that include projections, predictions, expectations, estimates or beliefs about events or results or otherwise are not statements of historical factors, many of which, by their nature, are inherently uncertain and beyond the Company's control, and include, but are not limited to, statements related to new business development, new loan opportunities, growth in the balance sheet and fee-based revenue lines of business, merger and acquisition activity, cost savings initiatives, reducing risk assets and mitigating losses in the future. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity and cost savings initiatives and continued reductions in risk assets or mitigate losses in the future. In addition to risks and uncertainties related to the COVID-19 pandemic (including those related to variants) and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions and cost savings initiatives, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; changes in litigation matters, including the failure to obtain Court approval of proposed settlements, the number of plaintiffs who opt-out of proposed settlements and whether a proposed settlement is appealed; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of the repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Reports on Form 10-Q under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings made with the SEC. The statements are valid only as of the date hereof and we disclaim any obligation to update this information. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

####